Exhibit 99.1

ENTELLUS MEDICAL ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

PLYMOUTH, MN. (May 3, 2017) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter ended March 31, 2017.

Recent Highlights and Accomplishments

•	Revenue of $19.1 million in the first quarter of 2017, an increase of 13% year-over-year

•	In-office revenue represented 58% of U.S. product revenue in the first quarter

•	Received 510(k) clearance from the FDA and CE Mark for use of the XprESS ENT Dilation System in patients with persistent Eustachian tube dysfunction (ETD)

•	Strengthened balance sheet with secondary offering and entered into a new credit facility, expanding borrowing capacity to up to $50.0 million

“Our first quarter performance was again marked by strong sales to physicians’ offices and our balloon business performed well. Overall revenues came in at the low end of our guidance range as sales of certain capital equipment products were lighter than expected.” said Robert White, President and Chief Executive Officer of Entellus Medical. “With our broad product offering and execution of key initiatives, I am confident in the business and our ability to accelerate revenue growth throughout the remainder of 2017.”

First Quarter 2017 Financial Results

Revenue for the first quarter increased 13% to $19.1 million from $16.9 million during the same period of the prior year. The growth in revenue was attributable to increased sales of the Company’s XprESS family of products and strong sales of new products with the exception of certain capital products due to an unexpected slowdown in purchases at the end of the quarter. Foreign currency exchange rates negatively impacted revenue by approximately $0.1 million for the quarter.

Gross margin for the first quarter of 2017 was 74.4%, compared to 76.3% for the same period in 2016. Gross margin was impacted by product mix and continued geographic expansion.

Operating expenses for the first quarter of 2017 were $22.0 million, an increase of 14% compared to $19.3 million for the same period of the prior year. The increase in operating expenses was primarily due to increased employee-related expenses resulting from the expansion of the Company’s sales and corporate staff, including stock-based compensation expense of $1.8 million compared to $1.2 million in the same period of 2016. The first quarter operating expenses also included the Company’s annual global sales training meeting and the launch of new products.

Net loss for the quarter ended March 31, 2017 was $8.3 million, or $0.40 per share, compared with a net loss of $6.9 million, or $0.37 per share, for the same period of the prior year.

In January 2017, the Company completed an underwritten public offering raising net proceeds of over $45 million for the Company. In March 2017, the Company entered into a new credit facility allowing it to borrow up to a total of $40.0 million in term loans and up to $10.0 million under a revolving line of credit, subject to a borrowing base requirement.

Entellus Medical ended the first quarter of 2017 with $68.2 million in cash, cash equivalents, and short-term investments.

2017 Financial Outlook

Entellus Medical expects full year 2017 revenue will be in a range of $86.0 million to $89.0 million, representing growth of 14% to 18% over 2016 revenue. This compares to our previous annual revenue expectation for 2017 of $86.0 million to $90.0 million and previous growth expectations of 14% to 20%. Gross margin is expected to be in a range of 72% to 74% for the full year 2017. Full year 2017 net loss is expected to be in a range of $24.0 million to $32.0 million.

Entellus Medical expects second quarter 2017 revenue will be at the lower end of its projected annual revenue growth range with revenues ranging from $20.7 million to $21.7 million, representing growth of 11% to 16% over the second quarter of 2016. Gross margin is expected to be in a range of 72% to 74% for the second quarter of 2017. Second quarter 2017 net loss is expected to be in a range of $7.0 million to $9.0 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 3:30pm CT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 97479321. To listen to a live webcast or a replay, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of patients. Entellus products are used for the treatment of adult and pediatric patients with chronic and recurrent sinusitis, as well as adult patients with persistent Eustachian tube dysfunction. The Entellus Medical platform of products provides effective and easy-to-use solutions intended to help simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s core product lines, XprESS™ ENT Dilation System, MiniFESS™ Surgical Instruments, XeroGel Nasal Dressing and FocESS™ Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify treatment based in the operating room. Entellus Medical is committed to broadening its product portfolio with high-quality and purposeful innovations for the global ENT market.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “outlook,” “guidance,” “future,” “look forward,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include the Company’s financial guidance for the second quarter and full year 2017 and expectations for accelerating revenue growth throughout the remainder of 2017. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the dependence of the Company’s net sales on its XprESS family of products, future market acceptance and adoption of such products and adequate levels of coverage or reimbursement for procedures using such products; the Company’s ability to successfully develop and commercialize new ENT products and future market acceptance and third party reimbursement for such products; competition; ability to expand, manage and maintain its direct sales organization and market and sell its products in the United States and internationally; risks and uncertainties involved in its international operations; the compliance of its products and activities with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; the Company’s ability to manage its anticipated growth; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; intellectual property disputes; loss of key suppliers; inadequacy of capital resources and inability to raise additional financing when needed and on favorable terms. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Securities and Exchange Commission (SEC) reports, including its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which the Company intends to file with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$19,106	$16,902
Cost of goods sold	4,896	4,000

Gross profit	14,210	12,902
Gross margin	74.4%	76.3%

Operating expenses
Selling and marketing	15,274	13,407
Research and development	2,103	1,912
General and administrative	4,664	3,949

Total operating expenses	22,041	19,268

Loss from operations	(7,831)	(6,366)
Other expense, net	(504)	(506)

Loss before income tax expense	(8,335)	(6,872)
Income tax expense	(3)	—

Net loss	$(8,338)	$(6,872)

Net loss per share, basic and diluted	$(0.40)	$(0.37)

Weighted average common shares used to compute net loss per share, basic and diluted	20,876	18,801

Entellus Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$65,189	$21,417
Short-term investments	3,003	10,845
Accounts receivable, net	13,842	13,631
Inventories	7,324	7,226
Prepaid expenses and other current assets	1,852	1,787

Total current assets	91,210	54,906
Property and equipment, net	6,571	6,487
Intangible assets, net	9,662	9,840
Goodwill	477	477
Other non-current assets	235	379

Total assets	$108,155	$72,089

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,561	$2,796
Accrued expenses	9,379	13,005
Revolving credit facility	8,000	—
Current portion of long-term debt	—	9,118

Total current liabilities	19,940	24,919
Long-term liabilities
Long-term debt, less current portion	13,154	10,766
Other non-current liabilities	116	959

Total liabilities	33,210	36,644
Total stockholders’ equity	74,945	35,445

Total liabilities and stockholders’ equity	$108,155	$72,089